EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13G filed on July 5, 2018 with respect to the American Depositary Shares, each representing one Class A ordinary share, par value US$0.0005 per share, of Sea Ltd (the “Schedule 13G”) is, and any subsequent amendments to the Schedule 13G executed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and this Agreement shall be included as an Exhibit to the Schedule 13G and each such subsequent amendment to the Schedule 13G.  Each of the undersigned agrees to be responsible for the timely filing of any subsequent amendments to the Schedule 13G, and for the completeness and accuracy of the information concerning itself contained therein.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the 5th day of July, 2018.

CHARLES-LIM CAPITAL LIMITED

/s/ Jennifer Thomas
Signature

Jennifer Thomas,
Vice-President, Compliance &
Regulatory
Name/Title

KEIREN CHARLES

/s/ Keiren Charles
Signature